Exhibit 10.1

IN THE DISTRICT COURT IN AND FOR TULSA COUNTY

STATE OF OKLAHOMA

IN RE SYNTROLEUM CORP. SHAREHOLDER LITIGATION	Case No. CJ-2013-5807 (Consolidated)

This Document Relates To: ALL ACTIONS

STIPULATION AND AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE

This Stipulation of Settlement regarding all issues related to the Transaction (hereinafter the “Stipulation,” and together with the proposed settlement of those issues to be approved by the Court, the “Settlement”) is entered into as of June 23, 2016, by and among Sooner Holdings Trust (f/k/a Syntroleum Corporation and Sooner Holdings, Inc., and hereinafter “Syntroleum”), Karen L. Power, P. Anthony Jacobs, James R. Seward, Alvin R. Albe, Edward G. Roth, Frank M. Bumstead, Robert B. Rosene, Jr., Renewable Energy Group, Inc., REG Synthetic Fuels, LLC, and Lead Plaintiff Thomas Victor (excluding Syntroleum, the “Parties”) in the consolidated putative class action captioned under the case name In re Syntroleum Corporation Shareholder Litigation, Consolidated CJ-2013-5807 (the “Consolidated Action”), pending in the District Court in and for Tulsa County, State of Oklahoma (the “Court”), by and through the undersigned counsel, subject to the approval of the Court.

RECITALS

WHEREAS, on December 17, 2013, Syntroleum Corporation and Renewable Energy Group, Inc. (“REG”) announced that they had entered into an Asset Purchase Agreement (the “Agreement”) by and among REG, REG Synthetic Fuels, LLC, a wholly owned subsidiary of REG (“Purchase Sub”), and Syntroleum which contemplated the purchase of substantially all of the assets of Syntroleum (which, combined with any amendment or modification thereof and any transactions or actions contemplated therein, the “Transaction”);

WHEREAS, on December 26, 2013, Daniel Baxter, on behalf of himself and all others similarly situated, filed an action in the District Court in and for Tulsa County, styled Baxter v. Syntroleum Corp. et al., CJ-2013-05807 (the “Baxter Action”), alleging, among other things, that Syntroleum’s Principal Financial Officer, Karen L. Power, and Syntroleum’s board of directors: P. Anthony Jacobs, James R. Seward, Alvin R. Albe, Edward G. Roth (then also Syntroleum’s President and Chief Executive Officer), Frank M. Bumstead, Robert B. Rosene, Jr. (the “Individual Defendants”) and Syntroleum Corporation had breached their fiduciary duties in connection with their consideration and approval of the Transaction, and that REG and Purchase Sub (the “REG Defendants” and together with the Individual Defendants, the “Defendants”)1 had aided and abetted those breaches of fiduciary duty;

WHEREAS, on December 30, 2013, Philip Crawley, on behalf of himself and all others similarly situated, filed an action in the Court, styled Crawley v. Roth et al., CJ-2013-05853 (the “Crawley Action”), and on January 10, 2014, George Kashouh and Thomas Victor, on behalf of themselves and all others similarly situated, filed an action in the Court, styled Kashouh et al. v. Syntroleum Corp. et al., CJ-2014-00126 (the “Kashouh Action”), each also challenging the Transaction;

WHEREAS, the Court consolidated the Baxter, Crawley, and Kashouh Actions (collectively, the “Actions”), thereafter styled In re Syntroleum Corp. Shareholder Litigation, Lead Case No. CJ-2013-5807, and on February 12, 2014, appointed Faruqi & Faruqi, LLP as Lead Counsel for the putative class with Jones, Gotcher & Bogan PC as Liaison Counsel for Lead Counsel;

[1]	On April 16, 2014, Plaintiffs filed a Notice of Dismissal Without Prejudice of Syntroleum. Unless the context or language indicates otherwise, the term “Defendants” herein does not include Syntroleum.

WHEREAS, after arm’s-length negotiations, on March 7, 2014, counsel to the Parties in the Consolidated Action agreed to certain supplemental disclosures, which were later contained in the definitive proxy statement/prospectus filed by Syntroleum on April 15, 2014 (together with earlier versions, the “Proxy”) and reached an agreement-in-principle concerning the proposed settlement of certain claims related to disclosure issues in the Consolidated Action, which was set forth in a separate Memorandum of Understanding relating to disclosure issues executed on June 30, 2014 (the “Disclosure MOU”);

WHEREAS, on June 3, 2014, Syntroleum held a special meeting of its stockholders, its stockholders voted to approve the Transaction, and the Transaction closed;

WHEREAS, on September 19, 2014, the plaintiffs filed a Second Amended Class Action Petition, a revised version of which remains the operative version of the petition for all Actions consolidated into the Consolidated Action (“the Petition”);

WHEREAS, in July and October 2015 the Court issued orders respectively granting the REG Defendants’ motion to dismiss and denying the Individual Defendants’ motion to dismiss the Petition;

WHEREAS, on January 15, 2016, the Court granted the REG Defendants’ motion for attorneys’ fees and related costs in this case pursuant to 18 OK Stat. § 1126 (2014), in an amount that remains to be determined (the “REG Fee Order”);

WHEREAS, the Plaintiffs have moved the Court to reconsider the REG Fee Order (and in particular the portion of the REG Fee Order holding that the claims asserted by the Plaintiffs were derivative claims), which the REG Defendants have opposed;

WHEREAS, the Court scheduled a hearing on Plaintiffs’ motion to reconsider the REG Fee Order which was subsequently adjourned to June 2, 2016;

WHEREAS, on April 11, 2016, the Individual Defendants filed a motion to dismiss the case on the grounds that the Plaintiffs have failed to state a claim in light of the Court’s rulings in the REG Fees Award;

WHEREAS, the Parties continue to dispute whether the claims asserted by the Petition are direct claims or derivative claims;

WHEREAS, on April 12, 2016, Plaintiffs and the Individual Defendants participated in a non-binding mediation session with Robert Meyer as mediator, held at the offices of Loeb & Loeb LLP in New York City (the “Mediation”);

WHEREAS, after the Mediation, counsel for the Plaintiffs, the REG Defendants, and the Individual Defendants engaged in extensive arm’s-length discussions and negotiations concerning a possible settlement of all claims and issues in the Consolidated Action;

WHEREAS, the Parties acknowledge that the issue of whether the Consolidated Action asserts direct or derivative claims has been the subject of dispute at the time that the Parties reached an agreement-in-principle to settle, and, therefore, the Parties have agreed to follow the settlement procedures prescribed under both Oklahoma Statutes, tit. 12, §2023 and §2023.1;

WHEREAS, Syntroleum, REG and Piper Jaffray produced over 100,000 pages of documents during discovery in this matter, which Plaintiffs’ counsel analyzed and reviewed as well as conducted two depositions of material witnesses involved in the Transaction;

WHEREAS, Plaintiffs believe that their claims had substantial merit when filed, and are settling the Consolidated Action because they believe that such settlement provides Syntroleum’s former stockholders substantial benefits and because Plaintiffs recognize the uncertainties inherent in future litigation, including an appeal;

WHEREAS, counsel for Plaintiffs and the Plaintiffs themselves believe that the terms contained in this Stipulation are fair, reasonable, and adequate to Syntroleum’s former stockholders, and that it is reasonable to pursue a settlement of all claims and issues in the Consolidated Action based upon those terms and the procedures outlined herein; and

WHEREAS, each Defendant has denied, and continues to deny, that he, she, or it committed or aided and abetted the commission of any breach of fiduciary duty; engaged in any of the wrongful acts alleged in the Consolidated Action or any of the Actions; or committed or threatened to commit any violations of law or breaches of duty to the Plaintiffs, Syntroleum stockholders, or anyone else; and each Defendant expressly maintains that he, she, or it diligently and scrupulously complied with his, her, or its fiduciary and other legal duties, to the extent such duties exist, and entered into the Disclosure MOU and is entering into this Stipulation solely to eliminate the burden, expense, and uncertainties inherent in further litigation;

NOW, THEREFORE, it is hereby stipulated and agreed, subject to the approval of the Court, as follows:

1. Settlement Fund. In consideration for the full settlement and release of the Settled Claims (defined below), and on the terms and subject to the conditions set forth herein, the Individual Defendants agree to pay the sum of $2,800,000.00, subject to the conditions in Paragraphs 3 and 10 below (the “Settlement Fund”), from which sum shall be paid any attorneys’ fees and expenses and incentive award awarded to Plaintiffs. A Settlement Administrator to be approved by the Parties shall distribute or cause to be distributed the Settlement Fund (minus any attorneys’ fees or costs and an incentive award awarded by the

Court pursuant to Paragraph 12 herein, and the pro rata share of any Class Members who elect to opt out of this Settlement or who are otherwise not eligible to receive payments from the Net Settlement Fund under the provisions herein) (the “Net Settlement Fund”), to the Sooner Holdings Trust; the Net Settlement Fund shall in turn be distributed, pro rata, to the holders of record of Syntroleum stock as of June 11, 2014 who have not opted out of this Settlement and who are eligible to receive distributions from the Net Settlement Fund; provided, however, that no distributions from the Net Settlement Fund shall be made to those Class Members who were the beneficial owners of less than one (1) share of Syntroleum stock as of June 11, 2014. The Individual Defendants shall fund the settlement within the later of ten (10) calendar days after the date upon which the Effective Date (defined below) has occurred and thirty (30) days after the Individual Defendants’ insurer has received all information necessary to process the payment.

2. Any member of the Class may enter an appearance in the Action, at his, her, or its own expense, individually or through counsel of his, her, or its own choice. All Class members who do not enter an appearance will be represented by Plaintiffs’ Counsel.

3. Any person falling within the definition of the Class may, upon request, be excluded from or “opt out” of the Class. Any such person must submit to the Settlement Administrator a request for exclusion (“Request for Exclusion”), by First-Class Mail, or hand-delivered such that it is received no later than ten (10) calendar days before the Settlement Hearing. A Request for Exclusion must be signed and state (a) the name, address, and telephone number of the person requesting exclusion; (b) the person’s holdings in Syntroleum common stock on December 17, 2013, the person’s holdings on June 11, 2014, and all transactions between December 17, 2013 and June 11, 2014; (c) that the person wishes to be excluded from the Class; and (d) the person agrees to cooperate with the Settlement Administrator or designee thereof to provide all information reasonable and necessary to effectively ensure their shares are excluded from distributions from the Net Settlement Fund. All persons who submit valid and timely Requests for Exclusion in the manner set forth in this paragraph shall have no rights under the Stipulation, shall not share in the distribution of the Net Settlement Fund, shall not be bound by the Stipulation or any final judgment, and their pro rata share of the Settlement Fund shall be deducted from the Settlement Fund and excluded from the Net Settlement Fund.

4. Settlement Class. The Plaintiffs and Defendants agree, for settlement purposes only, subject to Court approval, to the conditional certification of an opt-out class pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3), defined as all holders of Syntroleum stock (and all representatives thereof) who held Syntroleum stock at any time between December 17, 2013 and the date of the filing of Syntroleum’s certificate of dissolution with the Secretary of State of Delaware (June 11, 2014), excluding any member that seeks timely exclusion or opt out, the Defendants named in the Second Amended Consolidated Class Action Petition or any of its predecessor petitions in this Consolidated Action or any of the Actions consolidated herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant (the “Class”). The Defendants named in the Petition or any of its predecessor petitions in this Consolidated Action or any of the Actions consolidated herein agree to cooperate with the Settlement Administrator or designee thereof to provide all information reasonable and necessary to effectively ensure their shares, and the shares of and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant, are excluded from distributions from the Net Settlement Fund. “Related” as used in this paragraph with respect to a natural person means any first degree relative (spouse, parent, sibling or child), and with respect to a corporation means any officer or director thereof.

5. Submission and Application to the Court. As soon as practicable after execution of this Stipulation, the Parties shall apply to the Court for entry of an order granting preliminary approval of this stipulation substantially in the form attached hereto as Exhibit A, providing, among other things: (i) for approval of the manner and form of notice to the Class, attached hereto as Exhibit B (the “Notice”); and (ii) for scheduling a hearing for the Court’s final consideration of this Stipulation, certification of the Class, and Plaintiffs’ counsel’s application for attorneys’ fees and expenses and an incentive award for Plaintiff Thomas Victor (“Lead Plaintiff”), which Plaintiffs’ counsel believes are warranted by the Settlement contemplated herein (the “Settlement Hearing”).

6. Notice. Within fourteen (14) days following entry of the Scheduling Order, the Individual Defendants or the Settlement Administrator shall: (i) cause a copy of the Notice to be mailed by United States mail, postage pre-paid, to all members of the Class who can be identified with reasonable effort, at their last known addresses appearing in the stock transfer records maintained by or on behalf of Syntroleum; and (ii) issue a Press Release through PRNewswire or BusinessWire (or such other means as may be required by due process) disclosing the Settlement with a web link where a copy of the Notice will be posted on the Settlement Administrator’s website. The Notice shall specify that all record holders in the Class who were not also the beneficial owners of common shares of Syntroleum stock (“Shares”) are directed to forward the Notice to the beneficial owners of those Shares or to provide the Settlement Administrator with a list of the names and addresses of beneficial owners of such Shares within five (5) business days after receipt of the Notice. The Settlement Administrator shall use reasonable efforts to give notice to such beneficial owners of Shares by (a) making additional copies of the Notice available to any record holders who, before the Settlement Hearing, request the same for the purpose of distribution to such beneficial owners of Shares, and/or (b) mailing copies of the Notice to beneficial owners of Shares whose addresses have been provided to the Settlement Administrator by the record holders of such Shares. Notice of the proposed settlement to the Class shall be paid and provided by the Individual Defendants at the Individual Defendants’ expense in accordance with the Scheduling Order attached hereto as Exhibit A. At least ten (10) business days before the Settlement Hearing, one or all of the Defendants shall file with the Court an affidavit evidencing dissemination of the Notice to the Class.

7. Order and Final Judgment. If this Settlement is approved by the Court, the Parties shall jointly seek entry of an Order and Final Judgment (the “Order and Judgment”) substantially in the form attached hereto as Exhibit C. The Judgment shall, among other things: (i) certify the Class as an opt-out class pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3); (ii) certify Plaintiff Thomas Victor as the Class representative; (iii) approve this Settlement as fair, reasonable and adequate and in the best interests of the Class under Oklahoma Statutes, tit. 12, §§ 2023(E)(2) and 2023.1; (iv) dismiss the Consolidated Action with prejudice on the merits as against any and all Defendants, without fees or costs to any party except as herein may be provided; (v) provide for the release of claims as described herein; (vi) reserve jurisdiction for the purpose of effectuating this Settlement; (vii) rule on Plaintiffs’ motion for an award of attorneys’ fees and expenses and incentive award to Plaintiff Thomas Victor as may be made as set forth herein and pursuant to Oklahoma Statutes, tit. 12, § 2023(G); and (viii) enjoin all members of the Class from prosecuting or continuing to litigate any Settled Claim (as defined below) against any Released Person (as defined below).

8. Final Approval. Final Approval means that the Court has entered the Judgment and that the Judgment is final and no longer subject to further appeal or review, whether by affirmance on or exhaustion of any possible appeal or review, by writ of certiorari or otherwise, or by lapse of time or otherwise. The Parties agree that if the Judgment is set aside, materially modified, or overturned, and is not fully reinstated on reconsideration, reargument, or further appeal, the Judgment shall not become final and conclusive.

9. Release of Claims.

a. The Order and Judgment shall provide for the full and complete release of, dismissal with prejudice of, and a permanent injunction barring, among other things, any and all manner of claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been or could have been asserted in the Consolidated Action, any of the Actions, or any other court, tribunal, or proceedings (including but not limited to any claims arising under federal, state, foreign, statutory or common law, including the federal securities laws, any state disclosure law or any claims for quasi-appraisal), by or on behalf of Plaintiffs or any member of the Class or derivatively on behalf of Syntroleum, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”), against the Individual Defendants, Syntroleum, Piper Jaffray & Co., Renewable Energy Group, Inc., REG Synthetic Fuels, LLC, REG Geismar, LLC,

Sooner Holdings Trust, the Trustee of Sooner Holdings Trust, or any of their respective families, parent entities, controlling persons, associates, affiliates, investment funds, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, or assigns (the “Released Persons”), whether or not each of the Released Persons was named, served with process, or appeared in the Consolidated Action or any of the Actions, which any of the Releasing Persons ever had, now have, or may have had by reason of, arising out of, relating to, or in connection with (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, or omissions, or any other matters whatsoever that were or that could have been set forth in the Petition, or any of its predecessor petitions in this Consolidated Action or the Actions; (ii) the Transaction, or (iii) the Proxy and any other agreements, compensation or disclosures made in connection with the Transaction (the “Settled Claims”).

b. The Order and Judgment shall provide for the release by the Defendants of any and all claims or sanctions, known or unknown, accrued or unaccrued, against Plaintiffs and Plaintiffs’ counsel arising out of or relating to the acts, events, facts, matters, transactions, occurrences, statements, or representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the Transaction; provided, however, that the release shall not include any release of the right by the Parties and the proposed Class members to enforce this Stipulation or the Settlement, or to opt out, object to or otherwise seek relief pursuant to Oklahoma Statutes, tit. 12, §§ 2023 or 2023.1 with respect to the Settlement, or the Order and Final Judgment, or the award of attorneys’ fees and expenses to Plaintiffs’ counsel, or to be heard at the Settlement Hearing.

c. Unknown Claims Released. The Parties and Syntroleum hereto expressly acknowledge and agree that the Settlement is intended to extinguish all of the Settled Claims. Upon Final Approval of the Settlement, the Releasing Persons waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law, which may have the effect of limiting the release set forth above, including any rights pursuant to section 1542 of the California Civil Code (or any similar, comparable or equivalent provision of any federal, state, or foreign law, or principle of common law) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Persons acknowledge that both the foregoing waiver and the inclusion of “Unknown Claims” (defined below) in the definition of “Settled Claims” were separately bargained for, each is a material element of the Settlement, and each was relied upon by each and all of the Parties and Syntroleum in entering into this Stipulation. The Releasing Persons acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the Settled Claims, but that it is their intention to completely, fully, finally and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims.” “Unknown Claims” means any claim that the Plaintiffs or any member of the Class does not know or suspect exists in his, her or its favor, or derivatively in Syntroleum’s favor, at the time of the release of the Settled Claims as against one or more of the Released Persons, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement.

d. In entering into this Stipulation, Plaintiffs and the Class assume the risk of any mistake of fact or law if the Plaintiffs should later discover that any fact they relied upon in entering into this Settlement is not true, or that their understanding of the facts or law was incorrect, and in such event the Plaintiffs shall not be entitled to seek rescission or modification of the Disclosure MOU, this Stipulation, or the Settlement, or otherwise attack the validity of the Settlement, based on any such mistake. This Settlement is intended to be final and binding upon Plaintiffs and the Class regardless of any mistake of fact or law.

e. All members of the Class (except Persons who request exclusion pursuant to Paragraph 3 above and satisfy the terms thereof) shall be bound by all determinations and judgments in the Consolidated Action concerning the Settlement, including, but not limited to, the releases provided for therein, whether favorable or unfavorable to the Class, regardless of whether such persons seek or obtain by any means any distribution from the Settlement Fund or the Net Settlement Fund.

f. The Order and Judgment shall provide that, effective upon entry of the Order and Judgment, and the Settlement becoming Final, Syntroleum and the Individual Defendants, on behalf of themselves and their parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys, personal or legal representatives, heirs, successors, assigns and insurance carriers, fully and completely release, dismiss with prejudice and consent to a permanent injunction barring any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that they have or had against the REG Defendants, their parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys and insurance carriers, pertaining in any way to the defense or settlement of the Consolidated Actions, including but not limited to claims for indemnity or contribution.

g. The Order and Judgment shall provide that, effective upon entry of the Order and Judgment, and the Settlement becoming Final, the REG Defendants, on behalf of themselves and their parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys and insurance carriers, fully and completely release, dismiss with prejudice and consent to a permanent injunction barring any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that they have or had against Syntroleum, its parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys and insurance carriers, or the Individual Defendants and their personal or legal representatives, heirs, successors, assigns and insurance carriers, pertaining in any way to the defense or settlement of the Consolidated Actions, including but not limited to claims for indemnity or contribution.

h. The releases contained in Paragraphs 9.f and 9.g above do not release or compromise the rights and obligations (if any) of Syntroleum and the REG Defendants or their respective parents, subsidiaries, affiliates, directors, officers, employees, or agents, under the Asset Purchase Agreement among them dated as of December 17, 2013.

10. Conditions of Settlement. The Settlement is expressly conditioned on and subject to the following conditions:

a. This Stipulation shall be null and void and of no force and effect if the Settlement does not receive Final Approval; provided, however, that any decision by the Court to approve an award of attorneys’ fees, expenses, or incentive award different than the amount of attorneys’ fees, expenses, or incentive award sought by Plaintiff, or not to award any such attorneys’ fees, expenses, or incentive award, shall not void the Stipulation or the Settlement.

b. This Stipulation shall be null and void and of no force and effect if (i) the Court does not certify the Class or award derivative relief as provided herein, or in the alternative, (ii) if the Court does not permit the Settlement Fund to be paid to the members of the proposed class either derivatively on behalf of Syntroleum or into the Sooner Holdings Trust for the benefit of Syntroleum former shareholders.

c. The Individual Defendants and Syntroleum (acting as one unit) shall have the right to withdraw from the proposed Settlement if any claims (whether direct, derivative or otherwise) that would be barred by this Settlement are asserted or commenced against any person in any forum before Final Approval of this Settlement, and such claims are not dismissed or stayed in contemplation of dismissal. If Syntroleum and the Individual Defendants exercise their discretion to withdraw from this Stipulation under this provision, then the REG Defendants (acting as one unit) shall also have the option in their sole and unfettered discretion to withdraw from this Stipulation. If the Syntroleum and Individual Defendants and the REG Defendants withdraw from this Stipulation, it will be rendered null and void and of no force and effect.

d. If Class Members holding more than a certain percentage of the shares eligible for monetary distributions under this Settlement (which percentage is the subject of a separate agreement entered by the Parties and incorporated by reference hereto) opt out of the Settlement, then the Individual Defendants and Syntroleum (acting as one unit) shall have the option in their sole and unfettered discretion to withdraw from this Stipulation, and all provisions in this Stipulation relating in any way to Syntroleum and the Individual Defendants (including any obligations, representations, or other agreements made by or to be undertaken by the Individual Defendants) shall be null and void and of no force and effect, and the Individual Defendants shall be returned to their litigation positions status quo ante the date of the execution of this Stipulation. If Syntroleum and the Individual Defendants exercise their discretion to withdraw from this Stipulation under this provision, then the REG Defendants (acting as one unit) shall also have the option in their sole and unfettered discretion to withdraw from this Stipulation. If the Syntroleum and Individual Defendants and the REG Defendants withdraw from this Stipulation, it will be rendered null and void and of no force and effect.

e. In the event this Stipulation is not fully executed by all Parties or in the event the Court does not grant Final Approval of the Settlement or in the event the Settlement is rendered null and void for any reason provided in this paragraph, the proposed Settlement shall not be deemed to prejudice in any way the position of any party with respect to the litigation, and, consistent with the applicable evidentiary rules, neither the existence of the

Disclosure MOU or this Stipulation nor their respective contents, nor the occurrence of the Mediation or other negotiations between or among the Parties regarding settlement of the Consolidated Action, shall be admissible in evidence or shall be referred to for any purpose in the Consolidated Action or in any other proceedings, and the Disclosure MOU shall remain in force and effect, and the Parties shall be returned to their litigation positions status quo ante the date of the execution of this Stipulation, and the Parties may request the entry of a new Scheduling Order. No party shall be entitled to recover any costs, fees, or expenses incurred in connection with the preparation or implementation of the Disclosure MOU or this Stipulation.

11. Disclosure. The Parties and their counsel will issue no press releases regarding the Settlement. The Parties and their counsel will make no statements to or in the media about the Settlement except to correct statements in the media about the Settlement that are not accurate. Defendants and Syntroleum may make any and all disclosures regarding the Settlement that Defendants or Syntroleum believe may be required or appropriate under applicable law or regulation or by the rules of any securities exchange or as required in connection with a judicial or regulatory proceeding.

12. Attorneys’ Fees and Incentive Award. Subject to the terms and conditions of this Stipulation and any Order of the Court, Plaintiffs’ Counsel will apply to the Court no later than twenty-one (21) days before the Settlement Hearing, for distributions to them from the Settlement Fund: (a) an award of attorneys’ fees; (b) reimbursement to the attorneys of their expenses, including the fees of any experts or consultants, incurred in connection with prosecuting the Consolidated Action; and (c) an incentive award of up to $5,000 to plaintiff Thomas Victor. The amount of attorneys’ fees, costs, and expenses and incentive award awarded by the Court is within the sole discretion of the Court. The payment of any attorneys’ fees costs, and expenses and incentive award approved by the Court shall be made to Faruqi & Faruqi, LLP and plaintiff Thomas Victor within the later of ten (10) calendar days after the Effective Date (defined below) and thirty (30) calendar days after the Individual Defendants’ insurer has received all information necessary to process the payment, including a Form W-9. The “Effective Date” shall be the first day after which all of the following events and conditions of the Stipulation have been met or have occurred: (a) Plaintiffs’ counsel and Defendants’ respective counsel have executed the Stipulation; (b) the Court has conditionally certified the Class, preliminarily approved the Stipulation, and approved the notice to the Class by entry of an order substantially conforming with the terms hereof and of the final Stipulation; (c) the Court has issued an Order granting Final Approval of the Settlement and has signed a judgment conforming thereto; (d) the signed judgment has become final and conclusive; and (e) the time expires for filing an appeal from the judgment, or if the judgment is appealed, any appeal and subsequent appeal is resolved provided that that such resolution results in final judicial approval of the Settlement. Except as expressly provided herein, Plaintiffs and counsel for Plaintiffs shall bear their own fees, costs, and expenses. None of the Parties shall have the right to withdraw from this Stipulation, the Disclosure MOU, or the Settlement contemplated hereby solely because the Court fails to award attorneys’ fees, expenses, or an incentive award, or because the Court awards attorneys’ fees, expenses, or an incentive award in an amount different than that requested by the Plaintiffs or Plaintiffs’ counsel. Neither the validity of this Stipulation, nor that of the Disclosure MOU or the Settlement contemplated hereby, shall be affected in any manner by the resolution of any petition by Plaintiffs or Plaintiffs’ counsel for attorneys’ fees, expenses, or incentive award, or by the fact or amount of any payment of such fees, expenses, or incentive award as a result of such a petition. Defendants shall take no position with respect to Plaintiffs’ counsel’s application for attorneys’ fees and expenses and the incentive award for Lead Plaintiff.

13. Stay of Proceedings.

a. Pending Final Approval of the Settlement by the Court, the Plaintiffs agree that all proceedings relating to the Settled Claims, if any, shall be stayed, and the Plaintiffs agree not to initiate any and all other proceedings related to the Settled Claims (defined herein), other than those incident to the Settlement itself, until the Court rules upon a motion for Final Approval of the Settlement.

b. The Parties and Syntroleum also agree to use their best efforts to prevent, stay, or seek dismissal of, or oppose entry of any interim or final relief in favor of any member of the Class in, any other litigation against any of the Defendants or Syntroleum that challenges the Settlement or the Transaction, including any transactions contemplated thereby, or involves, directly or indirectly, a Settled Claim. Specifically, if any action is currently pending or is later filed in any court, tribunal, or proceeding related to the Settled Claims before Final Approval of the proposed Settlement, Plaintiffs shall cooperate with Defendants and/or Syntroleum in obtaining the dismissal, consolidation, or withdrawal of such litigation, including, where appropriate, joining in any motion to dismiss such litigation.

c. Renewable Energy Group, Inc. and REG Synthetic Fuels, LLC, agree that their fee petition shall be stayed, but shall not be withdrawn, pending the Final Approval of the Settlement.

d. The Individual Defendants hereby withdraw, without prejudice, their pending motion to dismiss filed on April 11, 2016.

14. Covenant Not to Sue. Upon Final Approval of the Settlement, each Releasing Person shall be deemed to have covenanted not to sue any Defendant or any Released Person for any Settled Claim, and each Releasing Person shall be barred and enjoined from asserting any Settled Claim against any Defendant or any Released Person. Each Releasing Person stipulates to the entry of preliminary and permanent injunctions against any action brought in violation of this covenant and agrees that monetary relief would not be an adequate remedy for any breach of this covenant.

15. Stipulation Not an Admission. Each of the Defendants and Syntroleum has denied, and continues to deny, that he, she or it has committed or aided and abetted in the commission of any violation of law or engaged in any alleged unlawful or wrongful act whatsoever, and expressly maintains that he, she, or it diligently and scrupulously complied with any fiduciary, disclosure and all other legal duties. Each of the Defendants and Syntroleum also specifically denies that any supplemental disclosure is or was required under any applicable rule, statute, regulation, or law. Each of the Defendants and Syntroleum is entering into the Stipulation solely because the proposed Settlement would eliminate the burden, expense, and risk of further litigation. Counsel for Plaintiffs and the Plaintiffs themselves believe that their claims had substantial merit at the time of the filing thereof, but recognize that Defendants would continue to assert legal and factual defenses to their claims and potentially be awarded costs or other attorneys’ fees from Plaintiffs. Counsel for Plaintiffs and the Plaintiffs themselves believe that Settlement is fair and adequate, and that it is reasonable to pursue the Settlement based upon the terms and conditions outlined herein and the benefits provided to the Class, and to do so without need for further discovery. The provisions contained in this Stipulation shall not be deemed a presumption, concession, or admission by any party of any fault, liability, or wrongdoing, or lack of merit as to any facts or claims alleged or asserted in the Consolidated Action, any of the Actions, or in any other action or proceeding, and shall not be interpreted, construed, deemed, invoked, offered, or received into evidence or otherwise used by any person in the Consolidated Action, any of the Actions, or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of this Stipulation or the Settlement.

16. Class Certification. In the event the Settlement does not become final for any reason, Defendants and Syntroleum also reserve the right to oppose certification of any class in future proceedings, and/or to refile the Individual Defendants’ motion to dismiss dated April 11, 2016.

17. Governing Law. This Stipulation and the Settlement contemplated by it and any fee petition in connection with it shall be governed by, and construed in accordance with, the laws of the State of Oklahoma, without regard to conflict of laws principles.

18. Forum Selection. Any controversy, claim or dispute arising out, relating to, or in connection with this Stipulation or the Settlement contemplated by it may be brought before the Oklahoma District Court in and for Tulsa County and before no other tribunal.

19. Construction. This Stipulation shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any party hereto on the ground that the party or its counsel drafted this Stipulation.

20. Amendments or Modifications. This Stipulation (and the exhibits to it) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the parties hereto.

21. Execution in Counterparts. This Stipulation may be executed in counterparts by facsimile, email, or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

22. Successors and Assigns. This Stipulation shall be binding upon and shall inure to the benefit of the Parties hereto and their respective agents, successors, executors, heirs, and assigns.

23. Warranty. Lead Plaintiff Thomas Victor and his counsel represent and warrant that (i) he was a Syntroleum stockholder and had been a Syntroleum stockholder prior to the announcement of the Transaction and continued to hold his stock in Syntroleum until June 11, 2014, (ii) Lead Plaintiff Victor continues to hold a beneficial interest in the assets of the Sooner Holdings Trust, and (iii) none of his claims or causes of action referred to in any of the petitions, the Disclosure MOU, or this Stipulation, or any claims Lead Plaintiff Victor could have alleged, have been assigned, encumbered, or in any manner transferred in whole or in part. Plaintiff and his counsel further warrant that the members of the Class were all residents of Oklahoma, or non-residents of Oklahoma who have a significant portion of their cause of action arising from conduct occurring within Oklahoma.

24. Authority. This Stipulation will be executed by counsel for Syntroleum and counsel for each of the Parties to the Consolidated Action, including REG and Purchase Sub, each of whom represents and warrants that they have the authority from their client(s) to enter into this Stipulation and bind their client(s) thereto, effective as of the date set forth below.

IN WITNESS WHEREOF, the Parties have executed this Stipulation effective as of the date set forth above.

JONES, GOTCHER & BOGAN PC

Jack Brown

3800 First Place Tower

15 East Fifth Street

Tulsa, OK 74103-4309

/s/ Jack Brown

Jack Brown

OBA No. 10742

Liaison Counsel for Lead Counsel and for Counsel for Plaintiff Thomas Victor

FARUQI & FARUQI, LLP

NADEEM FARUQI

nfaruqi@faruqilaw.com

685 Third Ave., 26th Floor

New York, NY 10017

Telephone: (212) 983-9330

Facsimile: (212) 983-9331

Lead Counsel for Plaintiffs

Juan E. Monteverde

MONTEVERDE & ASSOCIATES PC

The Empire State Building

350 Fifth Avenue, 59th Floor

New York, NY 10118

Telephone (212) 971-1341

Facsimile: (212) 601-2610

Guri Ademi

ADEMI & O’REILLY, LLP

3620 East Layton Avenue

Cudahy, Wisconsin 53110

Telephone: (414) 482-8000

Facsimile: (414) 482-8001

Counsel for Plaintiff Thomas Victor

McAFEE & TAFT, P.C. MARY QUINN COOPER maryquinn.cooper@mcafeetaft.com 1717 S. Boulder Suite 900 Tulsa, OK 74119 Telephone: (918) 587-0000 Facsimile: (918) 599-9317	GABLEGOTWALS DAVID L. BRYANT, OBA #1262 dbryant@gablelaw.com 1100 ONEOK Plaza 100 West Fifth Street Tulsa, OK 74103-4217 Telephone: (918) 595-4800 Facsimile: (918) 595-4900

FOLEY & LARDNER LLP BETH I. Z. BOLAND bboland@foley.com 111 Huntington Avenue Suite 2600 Boston, MA 02199-7610 Telephone: (617) 342-4000 Facsimile: (617) 342-4001

PILLSBURY WINTHROP SHAW PITTMAN LLP

BRUCE A. ERICSON

bruce.ericson@pillsburylaw.com

Four Embarcadero Center, 22nd Floor

Post Office Box 2824

San Francisco, CA 94126-2824

Telephone: (415) 983-1000

Facsimile: (415) 983-1200

/s/ Beth I. Z. Boland Beth I. Z. Boland Attorneys for Syntroleum and the Individual Defendants	/s/ Bruce A. Ericson 6/23/2016 Bruce A. Ericson Attorneys for Defendants RENEWABLE ENERGY GROUP, INC. and REG SYNTHETIC FUELS, LLC

/s/ Karen L. Power Karen L. Power Trustee of the Sooner Holdings Trust

CERTIFICATE OF SERVICE

I hereby certify that on the 24th day of June, 2016, I caused to be mailed in the United States Mail and Email with proper postage fully prepaid thereon a true and correct copy of the above and foregoing documents to:

FARUQI & FARUQI, LLP Juan E. Monteverde David M. Sborz 369 Lexington Avenue, Tenth Floor New York, NY 10017

ADEMI & O’REILLY, LLP Guri Ademi 3620 East Layton Ave. Cudahy, WI 53110

Scott A. Graham THE FIRM ON BALTIMORE, PLLC 1811 South Baltimore Ave. Tulsa, Oklahoma 74119

Patrick W. Powers POWERS TAYLOR LLP 8150 N. Central Expressway Suite 1575 Dallas, TX 75206

Willie C. Briscoe THE BRISCOE LAW FIRM 8150 N. Central Expressway Suite 1575 Dallas, TX 75206

McAFEE & TAFT Alison A. Verret Mary Quinn-Cooper 1717 S. Boulder – Suite 900 Tulsa, Oklahoma 74119

DAVID L. BRYANT, 1100 ONEOK Plaza 100 West Fifth Street Tulsa OK 74103-4217

/s/ Jack L. Brown
Jack L. Brown

Exhibit A

IN THE DISTRICT COURT IN AND FOR TULSA COUNTY

STATE OF OKLAHOMA

IN RE SYNTROLEUM CORP. SHAREHOLDER LITIGATION	Case No. CJ-2013-5807 (Consolidated)

This Document Relates To: ALL ACTIONS	[PROPOSED] ORDER GRANTING PRELIMINARY APPROVAL OF STIPULATION AND AGREEMENT OF COMPROMISE, SETTLEMENT AND RELEASE, AND SCHEDULING ORDER RELATED THERETO

WHEREAS, the Parties have made application, pursuant to Oklahoma Stat., tit. 12, §2023(E), for an Order approving the proposed Settlement in the above-captioned action (the “Consolidated Action”) in accordance with the Stipulation and Agreement of Compromise, Settlement and Release entered into by the Parties and Sooner Holdings, Trust (f/k/a Syntroleum Corporation and Sooner Holdings, Inc., and hereinafter “Syntroleum”) on June     , 2016 (the “Stipulation”), and for a dismissal of the Consolidated Action on the merits with prejudice upon the terms and conditions set forth in the Stipulation (the “Settlement”);

WHEREAS, the Stipulation contemplates certification by this Court of a Class in the Consolidated Action, solely for purposes of settlement;

WHEREAS, the Court has read and considered the Stipulation and the accompanying documents; and

WHEREAS, all Parties have consented to the entry of this Order;

NOW, THEREFORE, IT IS HEREBY ORDERED this      day of          , 2016 that

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1. Except for terms defined herein, the Court adopts and incorporates the definitions in the Stipulation for purposes of this Order.

2. For purposes of the Settlement only, and pending the Settlement Hearing (defined below), the Consolidated Action is provisionally certified as an opt-out class action pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3), on behalf of a class consisting of all holders of Syntroleum stock (and all representatives thereof) who held Syntroleum stock at any time between December 17, 2013 and the date of the filing of Syntroleum’s certificate of dissolution with the Secretary of State of Delaware (June 11, 2014), excluding any member that seeks timely exclusion or opt out pursuant to Paragraph 6 herein, the Defendants named in the Second Amended Consolidated Class Action Petition or any of its predecessor petitions in this Consolidated Action or any of the Actions consolidated herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant (the “Class”). For purposes of the Settlement only, Plaintiff Thomas Victor shall be certified as the representative of the Class, and Faruqi & Faruqi, LLP and Monteverde & Associates, PC (“Plaintiffs’ Counsel”) shall be designated Class counsel.

3. A hearing (the “Settlement Hearing”) shall be held on             , 2016, in the Tulsa County Courthouse, 500 South Denver Avenue, Tulsa, Oklahoma 74103, to:

(a) Determine whether the provisional class action certification herein should be made final;

(b) Determine whether the Settlement should be finally approved by the Court as fair, reasonable, adequate, and in the best interests of the Class;

(c) Determine whether an Order and Judgment should be entered pursuant to the Stipulation;

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(d) Consider Plaintiffs’ Counsel’s application for an award of attorneys’ fees and expenses and Lead Plaintiff’s incentive award, and any objections to that application; and

(e) Rule on such other matters as the Court may deem appropriate.

4. The Court reserves the right to adjourn the Settlement Hearing or any related matter arising out of or connected with the Settlement, including the consideration of the application for attorneys’ fees, without further notice of any kind. The Court reserves the right to approve the Stipulation and the Settlement, at or after the Settlement Hearing, with such modifications as may be consented to and requested by the Parties and without further notice to the Class, and retains jurisdiction over this Consolidated Action and all further applications arising out of or connected with the proposed Settlement.

5. The Court approves, in form and content, the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the “Notice”) attached as Exhibit B to the Stipulation and finds that the mailing and distribution of the Notice substantially in the manner and form set forth in this Order meets the requirements of Oklahoma Statutes, tit. 12, §§ 2023, 2023.1, and due process, is the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all persons entitled thereto.

(a) Within fourteen (14) days from this Order, Syntroleum or its designee shall cause a copy of the Notice to be mailed by first-class mail to all holders of record of Syntroleum stock on June 11, 2014 at their last-known address appearing in the stock transfer records maintained by or on behalf of Syntroleum. Publication of the notice shall also be made on a national wire service and posted on the website for the Settlement Administrator. All record holders who were not also the beneficial owners of the shares of the Syntroleum’s common stock held by them shall be requested to forward the Notice to the beneficial owners of those shares.

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Syntroleum or its designee shall use reasonable efforts to give notice to such beneficial owners by (i) making additional copies of the Notice available to any record holder who, before the Settlement Hearing, requests the same for distribution to beneficial owners, or (ii) mailing additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders.

(b) At least ten (10) business days before the Settlement Hearing provided for in Paragraph 3 of this Order, Syntroleum or its successor in interest shall file proof, by affidavit, of such mailings.

6. Any person falling within the definition of the Class may, upon request, be excluded from or “opt out” of the Class. Any such person must submit to the Settlement Administrator a request for exclusion (“Request for Exclusion”), by First-Class Mail, or hand-delivered such that it is received no later than ten (10) calendar days before the Settlement Hearing. A Request for Exclusion must be signed and state (a) the name, address, and telephone number of the person requesting exclusion; (b) the person’s holdings in Syntroleum common stock on December 17, 2013, the person’s holdings on June 11, 2014, and all transactions between December 17, 2013 and June 11, 2014; (c) that the person wishes to be excluded from the Class; and (d) the person agrees to cooperate with the Settlement Administrator or designee thereof to provide all information reasonable and necessary to effectively ensure their shares are excluded from distributions from the Net Settlement Fund.

7. Any member of the Class who objects to the class action determination, the Settlement, the Order and Final Judgment to be entered in the Consolidated Action, and/or Plaintiffs’ Counsel’s application for fees and expenses or Lead Plaintiff’s incentive award, or who otherwise wishes to be heard, may appear personally or by counsel at the Settlement

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Hearing and present evidence or argument that may be proper and relevant. Provided, however, that no member of the Class shall be entitled to object to the Settlement, or to the Order and Final Judgment, or to the award of attorneys’ fees and expenses to Plaintiffs’ Counsel, or to be heard at the Settlement Hearing, and no briefs, pleadings, or other documents submitted by or on behalf of any member of the Class shall be considered by the Court, except by Order of the Court for good cause shown, unless, not later than ten (10) days before the Settlement Hearing, copies of (a) a written objection identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) proof of membership in the Class, (c) a written, detailed statement of such person’s specific objections to any matter before the Court, the grounds for such objections, and whether the person desires to appear in person and be heard at the Settlement hearing, and (d) all documents and writings such person desires the Court to consider and/or intends to rely upon at the Settlement Hearing, are filed with this Court and, on or before such filing, served by hand or by overnight mail upon all of the following counsel: Nadeem Faruqi, Faruqi & Faruqi, LLP, 685 Third Ave., 26th Floor, New York, NY 10017; Juan E. Monteverde, Monteverde & Associates PC, The Empire State Building 350 Fifth Avenue, 59th Floor, New York, NY 10118; Jack Brown, Jones Gotcher, 3800 First Place Tower, 15 East Fifth Street, Tulsa, OK 74103-4309; Mary Quinn Cooper, McAfee & Taft, P.C., 1717 S. Boulder, Suite 900, Tulsa, OK 74119; Beth I.Z. Boland, Foley & Lardner LLP, 111 Huntington Ave., Suite 2600, Boston, MA 02199-7610; David L. Bryant, GableGotwals, 100 ONEOK Plaza, 100 West Fifth Street, Tulsa, OK 74103-4217; Bruce A. Ericson, Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, 22nd Floor, P.O. Box 2824, San Francisco, CA 94126-2824. Any person who fails to object in the manner provided above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this Consolidated Action or in any other action or proceeding.

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8. Any objections to the Settlement or application for attorneys’ fees and expenses shall be filed and served no later than ten (10) days before the Settlement Hearing. Plaintiffs shall file and serve their opening brief in support of the Settlement and their application for attorneys’ fees and expenses no later than twenty-one (21) days before the Settlement Hearing.

9. Upon plaintiffs’ application for attorneys’ fees and expenses, the Court shall consider whether to appoint an attorney to represent the class on the issues of the amount of fees or to refer the matter to a referee, pursuant to Oklahoma Statutes, tit. 12, § 2023(G)(4)(c)-(d).

10. If the Court approves the Settlement provided for in the Stipulation following the Settlement Hearing, judgment shall be entered substantially in the form attached as Exhibit C to the Stipulation.

11. In the event that: (a) the Court declines, in any material respect, to enter Exhibit C to the Stipulation and any one of the Parties fails to consent to the entry of another form of order in lieu thereof; (b) the Court disapproves the Settlement proposed in the Stipulation, including any amendments thereto agreed upon by all of the parties thereto; (c) the Court approves the Settlement proposed in the Stipulation or any amendment thereto approved by all of the parties thereto, but such approval is reversed or substantially modified on appeal and such reversal or modification becomes final by a lapse of time or otherwise; or (d) all Defendants withdraw from the Stipulation under paragraph 10 thereof; then, in any of such events, the Stipulation, the Settlement proposed in the Stipulation (including any amendments

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thereof), the provisional Class certification herein, any actions taken or to be taken with respect to the Settlement proposed in the Stipulation, and the Order and Judgment to be entered shall be of no further force or effect, shall be null and void, and the proposed Settlement shall not be deemed to prejudice in any way the position of any party with respect to the litigation, and, consistent with the applicable evidentiary rules, neither the existence of the Disclosure MOU or the Stipulation nor their respective contents, nor the occurrence of the Mediation or other negotiations between or among the Parties regarding settlement of the Consolidated Action, shall be admissible in evidence or shall be referred to for any purpose in the Consolidated Action or in any other proceedings, and the Disclosure MOU shall remain in force and effect, and the Parties shall be returned to their litigation positions status quo ante the date of the execution of the Stipulation, and the Parties may request the entry of a new Scheduling Order. No party shall be entitled to recover any costs, fees, or expenses incurred in connection with the preparation or implementation of the Disclosure MOU or the Stipulation.

12. The Stipulation, and any negotiations, statements, or proceedings in connection therewith, shall not be construed or deemed to be evidence of a presumption, concession, or admission by any Released Person or any other person of any fault, liability, or wrongdoing as to any facts or claims alleged or asserted in the Consolidated Action or otherwise, or that Plaintiffs or Plaintiffs’ Counsel, the Class, or any present or former stockholders of Syntroleum, or any other person, has suffered any damage attributable in any manner to any Released Person. The Stipulation, and any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in the Consolidated Action or otherwise, except as may be necessary to enforce or obtain Court approval of the Settlement.

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13. All proceedings in the Consolidated Action are hereby stayed and suspended until further order of this Court, and the Individual Defendants’ request to withdraw, without prejudice, their pending motion to dismiss is hereby granted. Pending final determination of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are hereby barred and enjoined from asserting, commencing, prosecuting, assisting, instigating, or in any way participating in the commencement or prosecution of any action or other proceeding asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity.

14. The Court may, for good cause, extend any of the deadlines set forth in this Order without further notice to Class members.

Dated:             , 2016.

Linda G. Morrissey, District Judge

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Exhibit B

IN THE DISTRICT COURT IN AND FOR TULSA COUNTY

STATE OF OKLAHOMA

IN RE SYNTROLEUM CORP. SHAREHOLDER LITIGATION	Case No. CJ-2013-5807 (Consolidated)

This Document Relates To: ALL ACTIONS	NOTICE OF PENDENCY OF CLASS ACTION, PROPOSED SETTLEMENT OF CLASS ACTION, SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:	ALL PERSONS OR ENTITIES WHO HELD SHARES OF SYNTROLEUM CORPORATION STOCK, EITHER OF RECORD OR BENEFICIALLY AT ANY TIME BETWEEN DECEMBER 17, 2013 AND THE DATE OF THE FILING OF SYNTROLEUM’S CERTIFICATE OF DISSOLUTION WITH THE SECRETARY OF STATE OF DELAWARE, JUNE 11, 2014.

A Court Authorized This Notice. This Is Not a Solicitation from a Lawyer.

NOTICE OF SETTLEMENT: The Lead Plaintiff in the class action lawsuit, In re Syntroleum Corp. Shareholder Litigation, CJ-2013-5807 (the “Consolidated Action”), has reached a proposed settlement on behalf of himself and the proposed Class (as defined below) for a total of $2,800,000.00 in cash (the “Settlement Fund”) that, if approved, will resolve all claims in the Consolidated Action against all of the defendants, including Syntroleum’s former board of directors and Principal Financial Officer, Renewable Energy Group, Inc., and REG Synthetic Fuels, LLC (“Defendants”).

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THIS CONSOLIDATED ACTION. IF YOU ARE A CLASS MEMBER, YOU MAY BE ENTITLED TO SHARE IN THE PROCEEDS OF THE SETTLEMENT DESCRIBED IN THIS NOTICE.

This Notice summarizes the proposed settlement of the Consolidated Action (the “Settlement”) and the upcoming Settlement Hearing, where the Court will consider whether to approve the Settlement and whether to award attorneys’ fees and expenses to plaintiffs. This Notice describes the rights you may have in connection with the Settlement, and what to do if you wish to opt out of the Class and the Settlement. For a complete description of the entire settlement terms, please log onto www.SyntroleumLitigation.com or contact the Settlement Administrator toll-free at 1-855-730-8615 or info@SyntroleumLitigation.com.

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YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT

DO NOTHING	Get a settlement payment if you held one (1) or more shares of Syntroleum stock on 6/11/14 and you have not opted out.

OPT OUT	Get no payment under this Settlement. This is the only option that allows you to ever be part of any lawsuit against the Defendants or any other Released Persons about the legal claims in this case. Exclusion requests must be received on or before [DATE]

OBJECT	Write to the Court about why you do not like the Settlement, the Plan of Allocation, or the request for attorneys’ fees, costs, and expenses. You will still be a member of the Class. Objections must be received by the Court and counsel on or before [DATE]

GO TO A HEARING	Ask to speak in Court about the fairness of the Settlement. Requests to speak must be received by the Court and counsel on or before [DATE]

SUMMARY NOTICE

Statement of Class Recovery

The maximum Settlement Fund for the Class is $2.8 million. After subtracting out any Court-approved attorneys’ fees and litigation expenses and any recoveries attributable to Class Members who opt out of this Settlement, each Class Member’s actual recovery will be based on the Plan of Allocation described below.

Reasons for Settlement and Statement of Potential Outcome of Case

Lead Plaintiff balanced the benefits to the Class against the risk that the Class will receive nothing after a contested trial and likely appeals, possibly years from now. The parties disagree on both liability and damages. The Defendants deny that they are liable to the Class and deny that the Class suffered any damages, and have agreed to settle in order to eliminate the burden and expense of litigation.

Statement of Attorneys’ Fees, Costs, and Expenses Sought

Class Counsel intend to ask the Court for an award of attorneys’ fees of up to one third (1/3) of the Settlement Fund, plus their litigation expenses, plus a $5,000.00 incentive award for plaintiff Thomas Victor (“Lead Plaintiff”). These amounts will be deducted from the Settlement Fund, and the remainder will be distributed to the Class Members according to the Plan of Allocation below.

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Further Information

For further information regarding the Consolidated Action or this Notice, please visit www.SyntroleumLitigation.com or contact the Settlement Administrator toll-free at 1-855-730-8615 or info@SyntroleumLitigation.com. You may also contact representatives of counsel for the Class:

FARUQI & FARUQI, LLP

NADEEM FARUQI

nfaruqi@faruqilaw.com

685 Third Avenue, 26th Floor

New York, NY 10017

Telephone: (212) 983-9330

Facsimile: (212) 983-9331

MONTEVERDE & ASSOCIATES PC

JUAN E. MONTEVERDE

jmonteverde@monteverdelaw.com

The Empire State Building

350 Fifth Avenue, 59th Floor

New York, NY 10118

Telephone (212) 971-1341

Facsimile: (212) 601-2610

Please Do Not Call the Court or Defendants with Questions About the Settlement.

BASIC INFORMATION

1. Why did I get this notice?

You or someone in your family may have held common stock of Syntroleum Corporation between December 17, 2013 and June 11, 2014.

The Court directed that this Notice be sent to potential Class Members because they have a right to know about the proposed Settlement of this class action lawsuit, and to understand how the Settlement of this Consolidated Action may affect their legal rights, before the Court decides whether to approve the Settlement. If the Court ultimately approves the Settlement, the payments described in the Settlement will be made.

This Notice explains the lawsuit, the Settlement, and Class Members’ legal rights.

The Court in charge of the Consolidated Action is the Oklahoma State District Court in and for Tulsa County, and this case is known as In re Syntroleum Corp. Shareholder Litigation, CJ-2013-5807. The Honorable Linda G. Morrissey is the judge. The party representing the Class is Thomas Victor, and the individuals he sued are Syntroleum’s former board of directors and some of its former officers. Other defendants have been dismissed—Syntroleum Corporation, Renewable Energy Group, Inc., and REG Synthetic Fuels, LLC.

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2. What is this lawsuit about?

Plaintiff alleges that the members of Syntroleum’s board of directors breached their fiduciary duties when they sold most of the assets of Syntroleum Corporation to Renewable Energy Group, Inc. (the “Transaction”). Earlier in the case, the plaintiffs alleged that the now dismissed defendants aided and abetted those breaches of fiduciary duties, and that Syntroleum’s board failed to disclose material information to Syntroleum shareholders before the shareholder vote to approve the Transaction.

3. What are my rights in a class action? In a derivative action?

The parties have a dispute about whether this is a class action or a derivative action.

In a class action, one or more people called the plaintiff sues on behalf of people who have similar claims. All of the people with similar claims are referred to as a class or class members. One court resolves the issues for all class members, except for those who opt out of the class.

In a derivative action, one or more shareholders sues on behalf of Syntroleum. As with class action claims, one court resolves the issues for all shareholders of Syntroleum.

4. Why is there a settlement?

Before the Court decided the case, both sides agreed to the Settlement to avoid the distraction, costs, and risks of further litigation, including trial, and Lead Plaintiff agreed to the Settlement in order to ensure that Class members will receive compensation. Lead Plaintiff and Class Counsel believe the Settlement is in the best interest of all Class members in light of the real possibility that continued litigation could result in no recovery at all.

WHO IS AFFECTED BY THE SETTLEMENT

If you are a Class member, you are subject to the Settlement unless you specifically “opt out” of the Class, following the instructions below.

5. How do I know if I am part of the Settlement?

The Court said that these people and entities are Class members: all holders of Syntroleum stock (and all representatives thereof) who held Syntroleum stock at any time between December 17, 2013 and the date of the filing of Syntroleum’s certificate of dissolution with the Secretary of State of Delaware (June 11, 2014) (the “Class”). Any member who timely chooses to opt out of the class is not a member of the Class, nor is any Defendants named in any of the petitions included in this Consolidated Action, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant. You are a Class member only if you held Syntroleum stock as defined above.

Please Note: Receipt of this Notice does not mean that you are a Class member or that you will be entitled to receive proceeds from the Settlement. You must be a Class member in order to be potentially eligible to receive a payment from the Settlement.

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6. What if I am still not sure if l am included?

If you are still not sure whether you are included, you can ask for free help. You can contact the Settlement Administrator toll-free at 1-855-730-8615, to see if you qualify.

THE SETTLEMENT BENEFITS – WHAT YOU GET

7. What does the Settlement provide?

In exchange for the Settlement and the release of the Settled Claims (defined below), as well as the dismissal of the Consolidated Action, Defendants have agreed that a payment of $2.8 million will be made by Defendants (or on their behalf) to be divided among all eligible Class members.

8. How much will my payment be?

At this time, it is not possible to know how much any individual Class member may receive from the Settlement. The Plan of Allocation describes how the Net Settlement Fund will be distributed.

HOW YOU GET A PAYMENT

9. How can I get a payment?

If you remain in the class, if you are eligible for a payment, and if Court approves the Settlement, you will receive a payment. You do not need to do anything further.

10. When would I get my payment?

The Court will hold a Settlement Hearing on [DATE] to decide whether to approve the Settlement. If the Court approves the Settlement, then the payment will be made to the trust from which distributions to the class members are made as soon as within forty (40) days after the Court’s approval if there is no appeal from the Court’s order; if an appeal is filed, the payment will be made after the appeal gets resolved. It is always uncertain if appeals are filed and when these appeals will be resolved, and resolving them can take time, perhaps more than a year. Please be patient.

11. What am I giving up to get a payment or to stay in the Class?

Unless you “opt out,” you will remain a Class member. This means that, if the Settlement is approved, you will give up all “Settled Claims” (as defined below), including “Unknown Claims” (as defined below), against the “Released Persons” (as defined below):

The Order and Judgment shall provide for the full and complete release of, dismissal with prejudice of, and a permanent injunction barring, among other things, any and all manner of claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or

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unapparent, that have been or could have been asserted in the Consolidated Action, any of the Actions, or any other court, tribunal, or proceedings (including but not limited to any claims arising under federal, state, foreign, statutory or common law, including the federal securities laws, any state disclosure law or any claims for quasi-appraisal), by or on behalf of Plaintiffs or any member of the Class or derivatively on behalf of Syntroleum, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”), against the Individual Defendants, Syntroleum, Piper Jaffray & Co., Renewable Energy Group, Inc., REG Synthetic Fuels, LLC, REG Geismar, LLC, Sooner Holdings Trust, the Trustee of Sooner Holdings Trust, or any of their respective families, parent entities, controlling persons, associates, affiliates, investment funds, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, or assigns (the “Released Persons”), whether or not each of the Released Persons was named, served with process, or appeared in the Consolidated Action or any of the Actions, which any of the Releasing Persons ever had, now have, or may have had by reason of, arising out of, relating to, or in connection with (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, or omissions, or any other matters whatsoever that were or that could have been set forth in the Petition, or any of its predecessor petitions in this Consolidated Action or the Actions; (ii) the Transaction, or (iii) the Proxy and any other agreements, compensation or disclosures made in connection with the Transaction (the “Settled Claims”).

The Parties and Syntroleum expressly acknowledge and agree that the Settlement is intended to extinguish all of the Settled Claims. Upon Final Approval of the Settlement, the Releasing Persons waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law, which may have the effect of limiting the release set forth above, including any rights pursuant to section 1542 of the California Civil Code (or any similar, comparable or equivalent provision of any federal, state, or foreign law, or principle of common law) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Releasing Persons acknowledge that both the foregoing waiver and the inclusion of “Unknown Claims” (defined below) in the definition of “Settled Claims” were separately bargained for, each is a material element of the Settlement, and each was relied upon by each and all of the Parties and Syntroleum in entering into this Stipulation. The Releasing Persons acknowledge that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the Settled Claims, but that it is their intention to completely, fully, finally and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or

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absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Plaintiffs acknowledge, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims.” “Unknown Claims” means any claim that the Plaintiffs or any member of the Class does not know or suspect exists in his, her or its favor, or derivatively in Syntroleum’s favor, at the time of the release of the Settled Claims as against one or more of the Released Persons, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement.

EXCLUDING YOURSELF FROM THE CLASS

If you are a Class member and you do not want a payment from this Settlement, and you want to keep the right to sue the Defendants and the other Released Persons on your own, about the legal issues in this case, then you must take steps to remove yourself from the Class. This is called excluding yourself or “opting out.”

12. How do I opt out of the proposed Class?

To exclude yourself from the Class, you must mail or deliver a written request for exclusion (“Request for Exclusion”) stating that you request exclusion from the Class in the Syntroleum Shareholder Securities Litigation. Your request must be sent to the Settlement Administrator by First-Class Mail or hand delivery such that it arrives no later than ten (10) calendar days before the Settlement Hearing. A Request for Exclusion must be signed and state (a) the name, address, and telephone number of the person requesting exclusion; (b) the person’s holdings in Syntroleum common stock on December 17, 2013, the person’s holdings on June 11, 2014, and all transactions between December 17, 2013 and June 11, 2014; (c) that the person wishes to be excluded from the Class; and (d) the person agrees to cooperate with the Settlement Administrator or designee thereof to provide all information reasonable and necessary to effectively ensure their shares are excluded from distributions from the Net Settlement Fund.

Syntroleum Corporation Shareholder Litigation

EXCLUSIONS

3301 Kerner Boulevard

San Rafael, CA 94901

If you opt out, you will not get any payment, and you cannot object to the Settlement. You will not be legally bound by anything that happens in this lawsuit, and you may be able to sue the Defendants and the other Released Persons in the future.

13. If I do not opt out, can I sue the Defendants and the other Released Persons for the same thing later?

No. If you are a Class member, unless you opt out, you give up any rights to sue the Defendants and the other Released Persons for any and all Settled Claims. If you have a pending lawsuit against any of the Released Persons, speak to your lawyer in that case immediately. You must opt out of this Consolidated Action to continue your own lawsuit. Remember, the exclusion deadline is [DATE].

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14. If I opt out, can I get money from the proposed Settlement?

No. If you opt out, you will not receive any money from the Settlement. But, you may sue or be part of a different lawsuit against the Defendants and the other Released Persons.

THE LAWYERS REPRESENTING YOU

15. Do I have a lawyer in this case?

The Court ordered that the law firms of FARUQI & FARUQI, LLP and MONTEVERDE & ASSOCIATES PC represent the Class members, including you. These lawyers are called Class Counsel. If you want to be represented by your own lawyer, you may hire one at your own expense. You may also ask the Court to appoint an attorney to represent the Class on the issue of the amount of attorney fees.

16. How will the lawyers be paid?

Class Counsel intends to ask the Court for an award of attorneys’ fees in an amount not greater than one third (1/3) of the Settlement Fund and for their actually incurred expenses and costs. In addition, the Lead Plaintiff may seek up to $5,000 for his time and expenses incurred in representing the Class. The Court must approve these sums.

Class Counsel and any attorney appointed by the Court to represent the Class on the issue of the amount of attorney fees will be paid from the Settlement Fund. Any attorney fee award will reduce the settlement payment that each Class member ultimately receives.

OBJECTING TO THE SETTLEMENT

17. How do I tell the Court that I object to the proposed Settlement?

If you are a Class member, you can object to any or all of the proposed Settlement, the proposed Plan of Allocation, or Class Counsel’s application for fees, costs, and expenses. You can write to the Court setting out your objection. The Court will consider your views.

To object, you must send a signed letter saying that you object to the proposed Settlement in the Syntroleum Shareholder Litigation, Case No. CJ-2013-5807.

Any objection must also include: (1) your name, address, telephone number, and your signature; (2) proof of membership in the Class; (3) a statement of your objections to the Settlement, the reasons why you object, and whether you wish to appear at the Settlement Hearing; and (4) all documents or writings you want the Court to consider.

Your objection must be filed with the Court and delivered to each of the following attorneys so that it is received no later than [DATE]:

•	Clerk of Court of the District Court in and for Tulsa County, State of Oklahoma, 500 South Denver Avenue, Tulsa, Oklahoma 74103

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•	Nadeem Faruqi, Faruqi & Faruqi, LLP, 685 Third Ave. 26th Floor, New York, NY 10017

•	Juan E. Monteverde, Monteverde & Associates PC, The Empire State Building, 350 Fifth Avenue, 59th Floor, New York, NY 10118

•	Jack Brown, Jones Gotcher, 3800 First Place Tower, 15 East Fifth Street, Tulsa, OK 74103-4309

•	Mary Quinn Cooper, McAfee & Taft, P.C., 1717 S. Boulder, Suite 900, Tulsa, OK 74119

•	Beth I.Z. Boland, Foley & Lardner LLP, 111 Huntington Ave., Suite 2600, Boston, MA 02199-7610

•	David L. Bryant, GableGotwals, 100 ONEOK Plaza, 100 West Fifth Street, Tulsa, OK 74103-4217

•	Bruce A. Ericson, Pillsbury Winthrop Shaw Pittman LLP, Four Embarcadero Center, 22nd Floor, P.O. Box 2824, San Francisco, CA 94126-2824.

18. What is the difference between objecting and opting out?

Objecting is simply telling the Court that you do not like something about the proposed Settlement. You can object only if you are a Class member and stay in the Class. Opting out is telling the Court that you do not want to be part of the Class. If you opt out, you may not object to the Settlement because the case no longer affects you.

THE COURT’S SETTLEMENT HEARING

The Court will hold a hearing to decide whether to approve the proposed Settlement. You may attend and you may ask to speak, but you do not have to.

19. When and where will the Court decide whether to approve the proposed Settlement?

The Court will hold a Settlement Hearing at [TIME], on [DATE], at the Tulsa County Courthouse, 500 South Denver Avenue, Tulsa, Oklahoma 74103. At the hearing the Court will consider whether to approve the Settlement. If there are objections, the Court will consider them. The Court may listen to people who have asked to speak at the hearing. The Court may also decide how much to pay to Class Counsel and the Lead Plaintiff. After the Settlement Hearing, the Court will decide whether to approve the Settlement. We do not know how long these decisions will take. You should be aware that the Court may change the date and time of the Settlement Hearing without another notice being sent to Class members. If you want to attend the hearing, you should check with Class Counsel beforehand to be sure that the date or time has not changed.

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20. Do I have to come to the hearing?

No. Class Counsel will answer questions the Court may have. But, you are welcome to come at your own expense. If you send an objection, you do not have to come to Court to talk about it. As long as you mailed your written objection on time, the Court will consider it. You may also pay your own lawyer to attend, but it is not necessary. Class members do not need to appear at the hearing or take any other action to show their approval.

21. May I speak at the hearing?

If you object to the Settlement, you may ask the Court for permission to speak at the Settlement Hearing. To do so, you must file an objection (see question 17 above) that says that it is your “Notice of Intention to Appear in the Syntroleum Shareholder Litigation.” If you request to speak and desire to present evidence at the Settlement Hearing, you must include in your written objections the identity of any witnesses you may call to testify and exhibits you intend to introduce into evidence at the Settlement Hearing. You cannot speak at the hearing if you opt out.

IF YOU DO NOTHING

22. What happens if I do nothing at all?

If you do nothing, you will receive a Settlement payment if the Court approves the Settlement and if you are entitled under the Settlement to receive payment.

GETTING MORE INFORMATION

23. Are there more details about the proposed Settlement?

This Notice summarizes the proposed Settlement. You can obtain answers to common questions regarding the proposed Settlement at www.SyntroleumLitigation.com or by contacting the Settlement Administrator toll-free at 1-855-730-8615 or info@SyntroleumLitigation.com.

24. How do I get more information?

For even more detailed information concerning the matters involved in this Consolidated Action, you or your lawyer may inspect the orders entered by the Court and the other papers filed in the Consolidated Action, at the office of the Clerk of Court in the Tulsa County Courthouse, 500 South Denver Avenue, Tulsa, Oklahoma 74103, during regular business hours.

PLAN OF ALLOCATION OF NET SETTLEMENT FUND AMONG CLASS MEMBERS

The total possible “Settlement Fund” is $2.8 million. The Settlement Fund, less all Class Counsel costs, fees, and expenses and less any distributions attributable to Class members who opt out (the “Net Settlement Fund”) shall be distributed, pro rata, to the holders of record of at least one (1) share of Syntroleum stock as of June 11, 2014 who have not opted out of this Settlement. Shareholders who did not own at least one (1) share of Syntroleum stock as of June 11, 2014 are not eligible to receive distributions from the Settlement Fund.

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Even if you do not qualify for a payment under this Plan of Allocation, you are still bound by the Settlement and its release of claims against the Released Parties unless you opt out. The Settlement and the Final Judgment and Order of Dismissal with Prejudice dismissing this Consolidated Action will bind all Class members who do not opt out.

Distributions will be made to Class members after the Court has finally approved the Settlement.

INTERIM INJUNCTION

The Court has ordered that, before the Settlement Hearing, you may not begin, continue, or assist with any litigation anywhere that asserts any Settled Claims in any other capacity.

SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES

If you held Syntroleum common stock during the Class Period for the beneficial interest of an individual or organization other than yourself, you must either: (a) WITHIN FIVE (5) DAYS OF YOUR RECEIPT OF THIS NOTICE request from the Settlement Administrator sufficient copies of the Notice to forward to all such beneficial owners, and WITHIN FIVE (5) DAYS OF RECEIPT OF THOSE NOTICES, forward to all such beneficial owners; or (b) WITHIN FIVE (5) DAYS OF YOUR RECEIPT OF THIS NOTICE provide a list of the names and addresses of all such beneficial owners by email to Nominees@syntroleumlitigation.com or by mail to: Syntroleum Litigation, c/o KCC Class Action Services, PO Box 40007, College Station, TX 77842-4007. If you choose the second option, the Settlement Administrator will send a copy of the Notice to the beneficial owners. Upon full compliance with these directions, such nominees may seek reimbursement of their reasonable expenses actually incurred, by providing the Settlement Administrator with proper documentation. Copies of this Notice may also be obtained from www.SytroleumLitigation.com, by calling the Settlement Administrator toll-free at 1-855-730-8615 or by emailing the Settlement Administrator at Nominees@syntroleumlitigation.com.

DATED: [DATE]

BY ORDER OF THE COURT

Tulsa County District Court

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EXHIBIT C

IN THE DISTRICT COURT IN AND FOR TULSA COUNTY

STATE OF OKLAHOMA

IN RE SYNTROLEUM CORP. SHAREHOLDER LITIGATION	Case No. CJ-2013-5807 (Consolidated)

This Document Relates To: ALL ACTIONS	ORDER AND FINAL JUDGMENT

WHEREAS, the Stipulation and Agreement of Compromise, Settlement and Release, dated June     , 2016 (the “Stipulation,” which along with the defined terms therein, is incorporated herein by reference) was presented to the Court at the Settlement Hearing on             , pursuant to the Order Granting Preliminary Approval of Stipulation and Agreement of Compromise, Settlement and Release, and Scheduling Order Related Thereto, entered on             , 2016 (the “Preliminary Approval and Scheduling Order”);

WHEREAS, the Stipulation was joined and consented to by all Parties to the consolidated putative class action captioned under the case name In re Syntroleum Corporation Shareholder Litigation, Consolidated CJ-2013-5807, pending in the District Court in and for Tulsa County, State of Oklahoma (the “Consolidated Action”) and by Sooner Holdings Trust (f/k/a Syntroleum Corporation and Sooner Holdings, Inc., hereinafter “Syntroleum”);

WHEREAS, the Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the “Notice”) has been disseminated to the Class in accordance with the Notice and Preliminary Approval and Scheduling Order;

WHEREAS, pursuant to the Notice and Preliminary Approval and Scheduling Order, this Court preliminarily certified the Class (as defined below); and

WHEREAS, the Court, having heard and considered the evidence in support of the proposed settlement at the Settlement Hearing; the attorneys for their respective parties

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having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Notice and the Preliminary Approval and Scheduling Order; the Court having determined that the Notice to the Class was full, adequate and sufficient; and the entire matter of the settlement (the “Settlement”) having been heard and considered by the Court;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED, this      day of         , 2016, that:

1. Each of the provisions of Oklahoma Statutes, tit. 12, § 2023(A) has been satisfied and the Consolidated Action has been properly maintained according to the provisions of §§ 2023(B)(3) and 2023(D)(3). Specifically, this Court finds that:

(a) the members of the Class are so numerous that separate joinder of each member is impracticable;

(b) there are questions of law or fact common to the Class;

(c) the claims or defenses of the Lead Plaintiff is typical of the claims or defenses of the Class;

(d) the Lead Plaintiff has fairly and adequately protected the interests of the Class;

(e) the questions of law or fact common to the members of the class predominate over any questions affecting only individual members, and that a class action is superior to other available methods for the fair and efficient adjudication of the controversy; and

(f) all members of the Class are residents of this state, or are nonresidents of this state who have a significant portion of the nonresident’s cause of action arising from conduct occurring within the state.

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2. The Consolidated Action is finally certified, for settlement purposes only, as an opt-out class action pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3), on behalf of a class consisting of all holders of Syntroleum stock (and all representatives thereof) who held Syntroleum stock at any time between December 17, 2013 and the date of the filing of Syntroleum’s certificate of dissolution with the Secretary of State of Delaware (June 11, 2014), excluding any member that has timely sought exclusion or opted out, the Defendants named in the Second Amended Consolidated Class Action Petition or any of its predecessor petitions in this Consolidated Action or any of the Actions consolidated herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant (the “Class”).

3. Pursuant to Oklahoma Statutes, tit. 12, §§ 2023(A) and 2023(B)(3) Lead Plaintiff Thomas Victor is certified as Class representative and Faruqi & Faruqi, LLP and Monteverde & Associates, PC (“Plaintiffs’ Counsel”) shall be designated Class counsel.

4. The Notice was disseminated to the Class pursuant to and in the manner directed by the Scheduling Order. Proof of the dissemination of the Notice has been filed with the Court. The form and manner of the Notice is the best notice practicable under the circumstances and has been given in full compliance with each of the requirements of due process and Oklahoma Statutes, tit. 12, §§ 2023, 2023.1.

5. All members of the Class are bound by this Order and Final Judgment (the “Order and Judgment”), as full and adequate notice of the proceedings was given and a full opportunity to be heard was provided to members of the Class.

6. The Settlement and the proposed plan of allocation for the Settlement is fair, reasonable, adequate, and in the best interests of the Class, and it is hereby approved pursuant to Oklahoma Statutes, tit. 12, §§ 2023, 2023.1. The Parties to the Settlement are

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authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Clerk of Court is directed to enter and docket this Order and Judgment.

7. Without affecting the finality of this Order and Judgment, this Court hereby retains jurisdiction for the purposes of protecting and implementing the Settlement and the terms of this Order and Final Judgment, including the resolution of any disputes that may arise with respect to the effectuation of any of the provisions of the Stipulation, and for the entry of such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement and this Order and Final Judgment.

8. This Order and Judgment releases, dismisses with prejudice, and effects a permanent injunction barring, among other things, any and all manner of claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent, that have been or could have been asserted in the Consolidated Action, any of the Actions, or any other court, tribunal, or proceedings (including but not limited to any claims arising under federal, state, foreign, statutory or common law, including the federal securities laws, any state disclosure law or any claims for quasi-appraisal), by or on behalf of Plaintiffs or any member of the Class or derivatively on behalf of Syntroleum, whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity (collectively, the “Releasing Persons”), against the Individual Defendants, Syntroleum, Piper Jaffray & Co., Renewable Energy Group, Inc., REG Synthetic Fuels, LLC, REG Geismar, LLC, Sooner

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Holdings Trust, the Trustee of Sooner Holdings Trust, or any of their respective families, parent entities, controlling persons, associates, affiliates, investment funds, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, consultants, accountants, investment bankers, commercial bankers, entities providing fairness opinions, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, or assigns (the “Released Persons”), whether or not each of the Released Persons was named, served with process, or appeared in the Consolidated Action or any of the Actions, which any of the Releasing Persons ever had, now have, or may have had by reason of, arising out of, relating to, or in connection with (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, or omissions, or any other matters whatsoever that were or that could have been set forth in the Petition, or any of its predecessor petitions in this Consolidated Action or the Actions; (ii) the Transaction, or (iii) the Proxy and any other agreements, compensation or disclosures made in connection with the Transaction (the “Settled Claims”).

9. This Order and Judgment further releases

a. The Plaintiffs and Plaintiffs’ counsel from any and all claims or sanctions, known or unknown, accrued or unaccrued, against Plaintiffs and Plaintiffs’ counsel arising out of or relating to the acts, events, facts, matters, transactions, occurrences, statements, or representations, or any other matter whatsoever set forth in or otherwise related, directly or indirectly, to the Transaction; provided, however, that the release shall not include any release of the right to enforce the Stipulation or the Settlement.

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b. The REG Defendants and their parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys and insurance carriers (the “REG Affiliates”) from any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent that Syntroleum and the Individual Defendants, on behalf of themselves and their parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys, personal or legal representatives, heirs, successors, assigns and insurance carriers (the “Syntroleum Affiliates”), had against the REG Affiliates (or any of them) pertaining in any way to the defense or settlement of the Consolidated Actions, including but not limited to claims for indemnity or contribution, but excluding from this release the rights and obligations (if any) of Syntroleum and the REG Defendants under the Asset Purchase Agreement among them dated as of December 17, 2013.

c. The Syntroleum Affiliates from any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues known or unknown, asserted or unasserted, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent that the REG Affiliates had against the Syntroleum Affiliates (or any of them) pertaining in any way to the defense or

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settlement of the Consolidated Actions, including but not limited to claims for indemnity or contribution, but excluding from this release the rights and obligations (if any) of Syntroleum and the REG Defendants or their respective parents, subsidiaries, affiliates, directors, officers, employees, or agents, under the Asset Purchase Agreement among them dated as of December 17, 2013.

10. The release and discharge included in this Order and Judgment extends to claims that the Releasing Persons do not know or suspect exist in his, her, or its favor at the time of the release of the Settled Claims as against the Released Persons, including without limitation those that, if known, might have affected the decision to enter into the Settlement. The Settlement and the Judgment is intended to extinguish all Settled Claims and consistent with such intentions, the Releasing Persons shall waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of any state, federal, or foreign law or principle of common law, which may have the effect of limiting the release set forth above, including any rights pursuant to section 1542 of the California Civil Code (or any similar, comparable or equivalent provision of any federal, state, or foreign law, or principle of common law) which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Court finds that the Releasing Persons acknowledged that both the foregoing waiver and the inclusion of “Unknown Claims” (defined below) in the definition of “Settled Claims” were separately bargained for, each is a material element of the Settlement, and each was relied upon by each and all of the Parties and Syntroleum in entering into this Stipulation. The Releasing Persons acknowledged that they may discover facts in addition to or different from those that they now know or believe to be true with respect to the Settled Claims, but that it is their

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intention to completely, fully, finally and forever compromise, settle, release, discharge, extinguish, and dismiss any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of additional or different facts. The Plaintiffs acknowledged, and the members of the Class by operation of law shall be deemed to have acknowledged, that “Unknown Claims” are expressly included in the definition of “Settled Claims.” “Unknown Claims” means any claim that the Plaintiffs or any member of the Class does not know or suspect exists in his, her or its favor, or derivatively in Syntroleum’s favor, at the time of the release of the Settled Claims as against one or more of the Released Persons, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement.

11. Plaintiffs and all members of the Class, and any of them either directly, representatively, derivatively or in any other capacity, are permanently barred and enjoined from commencing, prosecuting, instigating or in any way participating in, promoting the commencement or prosecution of, or continuing to litigate any action or other proceeding asserting any Settled Claims against any Released Person. The Settled Claims are compromised, settled, released, discharged, and dismissed with prejudice by virtue of this Order and Judgment.

12. Pursuant to Oklahoma Statutes, tit. 12, § 2023(G), the Court has considered whether to appoint an attorney to represent the Class in the hearing on the issue of the amount of attorney fees or whether to refer the matter to a referee. The Court decided [not] to appoint an attorney to represent the class on the issue of attorney fees, and the Court decided [not] to refer the matter to a referee. [Attorney              was appointed to represent the Class on the issue of the amount of attorney fees.] [The matter was referred to              to act as referee on the issue of attorney fees.]

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13. Plaintiffs’ counsel are awarded attorneys’ fees and expenses in the total amount of $        , which the Court finds to be fair and reasonable, and such amount shall be paid to Plaintiffs’ counsel in accordance with the terms of the Stipulation.

14. Thomas Victor shall be awarded an incentive award in the amount of $        .

15. The effectiveness of this Order and Judgment and the obligations of Plaintiffs and Defendants under the Settlement are not conditioned upon or dependent upon any award of attorneys’ fees or expenses to Plaintiffs’ counsel, or the Lead Plaintiff incentive award.

16. This Order and Judgment shall not be deemed a presumption, concession or admission by any Defendant of any fault, liability or wrongdoing as to any facts or claims that have been or might be alleged or asserted in the Consolidated Action or in any other action or proceeding that has been, will be, or could be brought, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Consolidated Action, or in any other action or proceeding, whether civil, criminal or administrative, for any purpose. Nothing contained herein shall be deemed, interpreted or used to infer that any of Plaintiffs’ claims were infirm, weak, or lacked merit when filed. In addition, Defendants may file the Stipulation, the Order and Judgment, or both in any action that may be brought or is pending against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

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17. The Consolidated Action is hereby dismissed with prejudice on the merits, without fees or costs to any party, including Renewable Energy Group, Inc. and REG Synthetic Fuels, LLC, except as provided herein.

Dated:            , 2016.

Linda G. Morrissey, District Judge

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